Exhibit 4.12

Working Contract

Effective Date	15/08/2011 (August 15, 2011)

Between	Charles ChengJie Ding ("Employee")

nationality	United States of America

and	Zhejiang Yuhui- a ReneSola Company (“Employer” www.renesola.com)
A Chinese Solar Company

located at	Jiashan, Zhejiang Province, 314117 CHINA

In consideration for the mutual promises, covenants, and agreements made below, the parties, intending to be legally bound, agree as follows:

1. Term & Termination

1.1 Term: The Employer hereby employs the Employee and the Employee hereby accepts employment with the Employer for a period of Three (3) year, start from August 15, 2011 to August 14, 2014, the first Three(3) months of which shall be the probation period.

1.2 Termination

1.2.1 Termination Events: This Working Contract terminates on the occurrence of one or more of the following cases:

- The Employer’s business shuts down.

- The employee failed to pass the probation evaluation.

- The willful or permanent breach of the Employee’s obligations.

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- The Expiration of this Working Contract.

- Other circumstances specified by laws and regulations.

1.2.2 Upon its expiration, this Working Contract may be renewed upon mutual agreement between the Employer and the Employee.

1.3 The Employer may not change the relevant contents of this Contract without the written consent and permission of the Employee.

1.4 The Employee must give the Employer thirty (30) days of written notice when the Employee requests termination of this Working Contract. Upon the occurrence of any one of the termination events in Chinese Labor Contract Law, the Employer may terminate this Working Contract, but must give the Employee 30 days of written notice. The notice period in probation period is three (3) days.

2. Employee’s Obligations

2.1 Employment as Sourcing VP.

2.2 Workplace: The company location.

2.3 Confidentiality. The Employer maintains a strict policy on confidentiality. Any violation by the Employee of the confidentiality rule shall be a serious violation of this Contract. The Employee shall not photocopy, take away or disclose in any matter documents or information belonging to the Employer without authorization, and shall maintain trade secrets for the Employer.

3 Employer’s Obligations

3.1 Work Conditions and Work Protection. The Employer shall implement a 40-hour workweek system (i.e.: Monday to Friday: 8.00 a.m.-17.00 p.m. China local time, including one-hour mealtime). In accordance with the Employer’s working system the Employer shall implement a regular and comprehensive work hour system. The Employer shall provide the Employee with work environment and work protection consistent with the requirements of relevant laws and regulations in China.

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3.2 Visa Issues. The Employer shall obtain and renew visas for the Employee, and shall pay for all expenses regarding visa issues.

3.3 Compensation. The Employer shall provide the Employee with compensation for all his work done for the company as detailed in item 4 of this contract.

4. Compensation

4.1 Salary. In accordance with the current salary system of the Employer, the Employee’s monthly salary shall be (reference to the Offer Letter) The Employer shall issue the salary on 10th of next month, meeting holidays or weekends, to be delayed to the next working day.

4.2 Vacation Time. In accordance with the religious belief of the Employee’s family, apart from the festivals and holidays legalized by the Chinese law, the Employee may have a 10 day paid vacation every year (excluding Chinese law-stipulated festival and holidays during this fifteen days paid vacation).

4.3 Medical Insurance. The Employer will provide a commercial insurance to employee. In cases of sickness, business or other accepted leave, the salary will be paid according to the regulations of compensation and benefits of the company.

5. General Provisions

5.1 Publicity. Neither party will make any public announcement or issue any press release concerning the terms of this Contract without the written approval of both parties.

5.2 Governing Law and Jurisdiction. This Contract and the parties’ actions under this Contract shall be governed and construed under "the Labor law of the People’s Republic of China" and other relevant laws and regulations on the basis of equality, voluntariness and consensus. Any dispute, claim or controversy arising out of or relating to this contract will be settled according to the Chinese Law

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WE HAVE CAREFULLY REVIEWED THIS CONTRACT AND AGREE TO AND ACCEPT ALL OF ITS TERMS AND CONDITIONS. WE ARE EXECUTING THIS CONTRACT AS OF THE EFFECTIVE DATE ABOVE.THIS CONTRACT SHALL BE IN DUPLICATE COPIES, WITH ONE COPY FOR EACH OF THE PARTIES, AND SHALL TAKE EFFECT UPON AFFIXATION THERETO OF THE SIGNATURES AND THE SEALS OF THE PARTIES.

COMPANY:	Sourcing VP
Zhejiang Yuhui - a ReneSola Company	Charles ChengJie Ding

/s/ Li Xianshou	/s/ Charles ChengJie Ding 8/15/2011

Company chop affixed
Signature	Signature

Li Xianshou	Charles ChengJie Ding
Print Name	Print Name

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